KERR MINES INC

February 27, 2014

American Bonanza Gold Corp.
Suite 302
1620 West 8th Ave
Vancouver, BC
V6J 1V4

Attention: Brian Kirwin, Chief Executive Officers

Dear Sirs/Mesdames:

LOAN AGREEMENT

This is to confirm that, subject to your acceptance of and agreement to this letter agreement, Kerr Mines Inc. will make a loan to you on the terms set out below:

Borrower: American Bonanza Gold Corp. (the "**Borrower**")

Lender: Kerr Mines Inc. (the "**Lender**")

Principal Amount: CDN$2,500,000 (the "**Loan**")

Note: The Loan will be evidenced by a grid promissory note in the amount of CDN$2,500,000 (the "**Promissory Note**").

Interest Rate: The rate of interest per annum on the Loan outstanding will be equal to the Prime Rate established by the Royal Bank of Canada plus one percent (1%) per annum, calculated on the outstanding principal amount of the Loan from time to time, both before and after default, and payable monthly on the last day of each month.

Term: The Principal amount of the Loan shall be repaid in full on demand, subject to the terms and conditions hereof.

Advance Date: On January 23, 2014 (the "**First Advance Date**") the Lender advanced the sum of $1,000,000 on account of the Loan (the "**First Advance**"). The remainder of the Loan (the "**Second Advance**") shall be advanced in tranches as determined by the Lender, in its sole discretion (the "**Second Advance Date**").

Promissory Note: The Promissory Note, to be executed and delivered on the Second Advance Date.

Legal Fees and Expenses: All reasonable legal fees and expenses incurred by the Lender's legal counsel, both with respect to the subject transaction and on any monies borrowed by the Lender for the purposes of making the Loan, and the fees of the Lender's financial consultants will be paid forthwith by the Borrower, whether or not the funds are advanced, and if advanced, deducted from the Loan advance.

Other Provisions: The Borrower shall have the right at any time to repay all or any part of the monies outstanding, without notice, bonus or penalty. In the event that the Borrower shall at any time hereafter raise further capital, either by way of equity subscription or debt, the proceeds thereof shall first be applied to retire the Loan and all other amounts then owing hereunder before any such proceeds are applied for any other purpose.

Covenants: The Borrower covenants and agrees that, so long as this Agreement is in force, the Borrower will:

(a) ensure all advances in excess of CDN$5,000 are approved by an officer of the Lender prior to making such payment;

(b) pay all sums when due as required by this Agreement; and

(c) maintain its corporate existence; will carry on and conduct its business in a proper, efficient and businesslike manner and in accordance with good business practice.

Events of Default: Any one or more of the following events will constitute an Event of Default hereunder.

(a) if the Borrower defaults in payment of the interest on the Promissory Note when due and such default has not been remedied within ten (10) days after written notice from the Lender to the Borrower;

(b) if the Borrower fails to observe or perform any obligation, covenant or term contained in the Promissory Note, this agreement or any other agreement between the Borrower and the Lender and such failure has not been remedied within thirty (30) days after written notice from the Lender to the Borrower;

(c) if any representation or warranty made by the Borrower herein or in any other agreement between the Borrower and the Lender or in any certificate delivered by or on behalf of the Borrower to the Lender shall prove to have been false or misleading in any material respect;

(d) the bankruptcy or insolvency of the Borrower; the filing against the Borrower of a petition in bankruptcy; the making of an assignment for the benefit of creditors by the Borrower; the making of a proposal under the *Bankruptcy and Insolvency Act* (Canada) by the Borrower or if the Borrower seeks relief under the *Companies Creditors Arrangement Act* (Canada) or any similar law; the appointment of a receiver or a receiver and manager or trustee for the Borrower or for any material asset or property of the Borrower or the institution by or against the Borrower of any other type of insolvency proceeding under the *Bankruptcy and Insolvency Act* (Canada) or otherwise;

(e) the institution by or against the Borrower of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against or winding up of the affairs of the Borrower;

(f) if an encumbrancer takes possession of any material asset or property of the Borrower or if any execution, sequestration or other process of any court becomes enforceable against any material asset or property of the Borrower, or if a distress or like process is levied against any material asset or property of the Borrower;

(g) if the Borrower ceases or threatens to cease to carry on its business or makes or agrees to make a bulk sale of its assets without complying with applicable law or commits or threatens to commit any act of bankruptcy.

(h) if the Borrower fails to observe or perform any obligation, covenant or term contained in any agreement between the Borrower and any lender whose indebtedness and/or security ranks in priority to that of the Lender and such failure has not been remedied within such periods of grace as may be provided by such lender to the Borrower and as a result thereof such lender shall make demand upon the Borrower for payment of its outstanding loans to the Borrower;

Acceleration: Upon the occurrence of any Event of Default, the Lender, in his sole discretion, may take any or all of the following actions, with or without notice to you:

(a) declare the principal of and accrued interest owing in respect of the Loan to be immediately due and payable without presentment, demand or other notice of any kind, all of which are hereby expressly waived to the extent permitted by law; and

(b) proceed by any other action, suit, remedy or proceeding authorized or permitted by this agreement or by law or by equity.

Representations and Warranties: The Borrower represents and warrants as follows to the Lender and acknowledges and confirms that the Lender is relying upon such representations and warranties in granting the Loan and making any advances hereunder (in each case, an "**Advance**"). At the drawdown of each Advance to the Borrower, the Borrower shall be deemed to make the following representations and warranties as at the date of such Advance and all such representations and warranties shall, notwithstanding any investigation made by the Lender or its counsel or the making of any Advances hereunder, survive the execution, delivery and/or registration of this Agreement and shall not merge with each such Advance of the Loan but shall continue in full force and effect until repayment in full of all of the Loan.

(a) The Borrower is a corporation duly incorporated and organized and is a valid and subsisting corporation under the laws of British Columbia its jurisdiction of incorporation, with the corporate power and capacity to own or lease its property and assets and carry on its business.

(b) The Borrower has all necessary corporate power and authority to enter into this Agreement to which it is a party, and to do all such acts and things as are required hereunder and thereunder to be done, observed or performed, in accordance with their respective terms.

(c) The Borrower has taken all necessary corporate action to authorize the creation, execution, delivery and performance of this Agreement to which it is a party.

(d) This Agreement constitutes a valid and legally binding obligation of the Borrower enforceable against it in accordance with their respective terms. Neither the borrowing of money by the Borrower, the execution and delivery by the Borrower of this Agreement or any other agreement additional or collateral thereto or hereto, nor compliance with the terms and conditions hereof or thereof:

(i) will result in a violation of any applicable law, rule, regulation, order, judgment, injunction, award or decree to which the Borrower may be subject;

(ii) will result in a breach of any of the covenants under, or constitute, with or without the giving of notice or lapse of time or both, a default under, any loan agreement, indenture, trust deed or any other agreement or instrument to which the Borrower is a party or by which it is bound;

(iii) will result in a breach or violation of or constitute a default under the articles of incorporation or the by-laws of the Borrower; or

(iv) requires the consent or approval of any other person, firm or corporation, other than as referred to in (ii) above.

(e) Except those previously disclosed by the Borrower to the Lender, there are other no actions, suits, investigations, assessments or re-assessments, arbitration or other proceedings pending or, to the knowledge of the Borrower or any of its directors and officers threatened against or affecting the Borrower or its undertakings, properties or assets, at law, in equity or before any court, tribunal or other competent governmental agency or authority, domestic or foreign, and there is not presently outstanding against the Borrower any judgment, execution, taxing assessment or re-assessment, decree, injunction, rule, order or award of any court, governmental department, administrator or administrative agency, domestic or foreign.

(g) The Borrower has not made any assignment for the benefit of creditors nor has any receiving order been made against it under the provisions of the Bankruptcy Act, nor has any petition for such an order been served upon any of them nor are there any proceedings in effect under the provisions of the Winding-Up Act or the Companies' Creditors Arrangement Act.

Governing Law: This Agreement and all documents delivered pursuant thereto shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

Time of the Essence: Time shall in all respect be of the essence of this Agreement, and no extension or variation of this agreement or of any obligation hereunder shall operate as a waiver of this provision.

Notices: All notices and other communications provided for herein shall be in writing and shall be personally delivered to the Lender or an officer or a responsible employee of the Borrower, as the case may be, or sent by facsimile or other direct electronic means, charges prepaid, at or to the Lender at the address or facsimile number as the case may be, set forth on the first page hereof, or at or to the Borrower, at the address or facsimile number, as the case may be, set opposite its name on the signature page hereof, or to such other address or addresses or facsimile number or numbers as either party hereto may from time to time designate to the other party in such manner.

Severability: Any provision hereof which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Successors and Assigns: This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal personal representatives, successors and assigns.

Facsimile: This agreement may be signed by facsimile.

Yours truly,

KERR MINES INC.

Per: ______________________________
Greg Gibson
President and Chief Executive Officer

Above accepted this 27 day of February, 2014.

AMERICAN BONANZA GOLD CORP.

Per: ______________________________
Brian Kirwin
Chief Executive Officer